Exhibit 5.1

Brinen & Associates, LLC
ATTORNEYS AT LAW

Joshua D. Brinen *† Milan Saha  Martha Thrush  Stephanie L. Gruenhagen † Daniel S. Makoski † Bianca E. Gracanin † John R. Diekman, Ph.D.  Linda A. Russo 	7 Dey Street Suite 1503 New York, New York 10007 __________ Telephone (212) 330-8151 Facsimile (212) 227-0201 E-Mail: info@brinenlaw.com Web: www.brinenlaw.com
  Member New York & New Jersey Bar
* Member California & Florida Bar
 Member New York Bar
 Member Ohio Bar

 Admitted United States Tax Court
† LL.M in Taxation

Electronic Mail:  jbrinen@brinenlaw.com

Direct Extension:  1947

Re:           Attorney Consent Letter

Gentlemen:

We have acted as counsel for The Graystone Company, Inc., a Delaware corporation, (the “Company”) in connection with its filing of a Registration Statement on Form S-1, (the “Registration Statement”) covering an aggregate amount of Sixty-Five Million (65,000,000) shares of the Class A Company’s common stock $0.0001 par value (the “Shares”), to be sold to selling shareholder.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (1) Certificate of Incorporation of the Company; (2) By-Laws of the Company; (3) the Registration Statement and all exhibits thereto; and (4) Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives.  In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Brinen & Associates, LLC

This opinion is limited to the laws of the State of Delaware and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated under the laws of the state of Delaware, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.  The Shares, when sold, will be legally issued, fully paid and non-assessable Shares of the Company.

We hereby consent to the use of this firm’s name, Brinen & Associates, LLC, and of the reference to this opinion and of the use of this opinion as an exhibit to the Registration Statement and as contained in the Registration Statement itself, specifically in the section caption “Legal Representation.”

In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.  Nor do we admit that we are experts with respect to any part of the Registration Statement or the prospectus within the meaning of the term “expert” as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,
Brinen & Associates, LLC

/s/  Joshua D. Brinen
Joshua D. Brinen